Exhibit 99.1

Kazuo Okada Resigns from Wynn Resorts Board of Directors

LAS VEGAS, NV, February 21, 2013 — Wynn Resorts, Limited (Nasdaq: WYNN) today announced that Kazuo Okada has resigned from its Board of Directors. As a result, the Wynn Board will be reduced to eight directors, including six independent directors.

The company will hold its Special Meeting as planned tomorrow at which stockholders are voting on a proposal to remove Mr. Okada from the Board of Directors. Preliminary results received to date show that 99.7% of the shares voted have voted for Mr. Okada’s removal.

Mr. Okada was deemed unsuitable by the Wynn Resorts Board after a lengthy investigation by former FBI Director Louis J. Freeh uncovered evidence of improper conduct by Mr. Okada and affiliated entities under the Foreign Corrupt Practices Act in connection with their dealings with Philippine officials.

Stephen A. Wynn, Chairman and Chief Executive Officer of Wynn Resorts, said, “We greatly appreciate the overwhelming support from our stockholders for this important action to protect the Company’s business and the interests of stockholders. The preliminary vote count clearly illustrates that our stockholders understand that removing an unsuitable person from the Board is vital to the continuing success of the Company as we pursue a growth strategy to expand into new jurisdictions. This is a time of tremendous opportunity for Wynn Resorts, and we are extremely confident in our future prospects.”

About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes.

Our Las Vegas operations (Wynn Las Vegas and Encore) feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, an approximately 186,000 square feet of casino space, 32 food and beverage outlets featuring signature chefs, an on-site 18-hole golf course, meeting space, an Ferrari and Maserati dealership, approximately 94,000 square feet of retail space as well as two showrooms; three nightclubs and a beach club.

Our Macau resort is a resort destination casino located in the Macau Special Administrative Region of the People’s Republic of China with two luxury hotel towers (Wynn Macau and Encore) with a total of 1,008 spacious rooms and suites, approximately 265,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 54,600 square feet of retail space, recreation and leisure facilities, including two health clubs and spas, a pool.

Source: Wynn Resorts, Limited

Contact:

Investors:

Wynn Resorts

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

Media:

Sard Verbinnen & Co.

George Sard/Alexandra LaManna

212-687-8080